Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 033-62201) of Pro-Fac Cooperative, Inc. of our report dated August 3, 2001, except for the eighth paragraph of NOTE 8, which is as of September 5, 2001, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.



/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP

    Rochester, New York
    September 10, 2001